UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): September 27, 2020

FEARLESS FILMS, INC.

(Exact name of registrant as specified in its charter)

                          Nevada000-31441           33-0921357

(State or other jurisdiction (Commission  (IRS Employer

     of incorporation)   File Number)Identification No.)

467 Edgeley Blvd., Unit 2, Concord, ONT L4K 4E9 Canada

(Address of principal executive offices)

Registrant's telephone number, including area code: (888) 928-0184

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

(17 CFR 240.14d-2(b))

[  ]Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

(17 CFR 240.13e-4(c))

FORM 8-K

When used in this Current Report on Form 8-K, the terms “Company”, “Fearless Films,” “FERL”, “we,” “us,” “our” and similar terminology, reference Fearless Films, Inc.

Item 5.02   Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On September 27, 2020, our Board of Directors accepted the resignation of Dennis dos Santos as a director, President, CEO and Chairman of the Board. Mr. dos Santos also resigned as the Company’s Interim Chief Financial Officer and Acting Principal Accounting Officer and all positions held in our Canadian subsidiary, Fearless Films (Canada). Additionally, the Board accepted the resignation of Ann Gerard as a Fearless Films director. At the time of their resignations, there were no disagreements between the Company and Mr. dos Santos or the Company and Ms. Gerard on any matter relating to the Company’s operations, policies or practices. Eugene Gelsomino, an incumbent director, retained his position as a director.

Also on September 27, 2020, three new directors were appointed to the Board of Directors: Victor Altomare, Robert Davi and Goran Kalezic. Mr. Altomare was appointed to serve as our new President and CEO, and Interim Chief Financial Officer and Acting Principal Accounting Officer.

Below are resumes of the newly appointed directors.

Victor Altomare co-founded Fearless Films (Canada) in 2010. He is the President/CEO of this operating subsidiary. Mr. Altomare is an actor and producer, known for The Great Chameleon (2012), Get the Sucker Back (2015) and Bag the Wolf (2000). Mr. Altomare studied acting at Academy of Canadian Cinema & Television in Toronto before studying under Hollywood director Tom Logan. Mr. Altomare has been involved in more than 50 productions, including more than 10 films whereby he was the production lead.

On January 6, 2020, we acquired from Mr. Altomare, full interest in the theatrical film The Great Chameleon, a movie released in 2013 in which Mr. Altomare performed and also served as co-writer and co-producer. Because of the related party nature of the acquisition, it was decided that the final purchase price of the film would be determined by an independent third-party valuation firm and will be binding on both parties. As of the date hereof, the final terms have not been determined.

Robert Davi is an award-winning actor, screenwriter, director, producer and jazz vocalist with over 140 film and TV credits. From his portrayal of the opera singing baddie in The Goonies and one of the most popular James Bond villains, Franz Sanchez in Licence to Kill, to FBI Special Agent Big Johnson in Die Hard or Al Torres in Showgirls, to most recently Leo Marks in The Iceman, Robert Davi is one of the film industry's most recognized tough guys. He has also starred on the small screen in hit shows like Profiler, Stargate Atlantis, Criminal Minds and CSI. He is also a top vocalist in interpreting the Great American Songbook, playing to sold-out audiences at venues like the Venetian in Las Vegas as a headliner, the Harry Chapin Theater in East Meadow, Long Island and the Orleans in Las Vegas. His debut album, Davi Sings Sinatra - On the Road to Romance, produced by Phil Ramone rose to number six for several weeks on Billboard's Jazz Charts.

Goran Kalezic was a co-founder of Fearless Films (Canada) and is a writer and director, known for The Great Chameleon (2012) – recognized as a revolutionary comedy on major digital platforms, The Bartender (2005) – voted audience favourite at Indyfest, Bag the Wolf (2000) – played nationwide on primetime networks, and Only Minutes (1998) – Finalist at the Hollywood Film Festival. He is also the author of Dostoevsky's Anarchists: A Screenplay Adaptation of Dostoevsky's Demons (2018).

Previously, Mr. Kalezic was a party to the following transactions with Fearless Films:

(a)The Company issued 200,000 shares of common stock to Goran Kalezic per the Film Acquisition Agreement, executed June 15, 2020 between Goran Kalezic and the Company. All rights and interests in the film Only Minutes were acquired by the Company. The issuance price was $0.12 per common share.

(b) The Company issued 200,000 shares of common stock to Goran Kalezic per the Film Acquisition Agreement, executed July 27, 2020 between Goran Kalezic and the Company. All rights and interests to the film In the Lair were acquired by the Company. The issuance price was $0.09 per common share.

(c)The Company issued 300,000 shares of common stock to Goran Kalezic per the Script Acquisition Agreement, executed August 23, 2020 between Goran Kalezic and the Company. All rights and interests to the script Dead Bounty were acquired by the Company. The issuance price was $0.08 per common share.

Following his resignation from the Board of Directors, Mr. dos Santos has entered into an Administration Agreement with the Company. Through a private company, Mr. dos Santos will manage and oversee administrative related functions in connection with Fearless Films’ general operations.

Cautionary Note About Forward-looking Statements

Statements contained in this current report which are not historical facts, may be considered “forward-looking statements,” which term is defined by the Private Securities Litigation Reform Act of 1995.  Any “safe harbor” under this Act does not apply to a “penny stock” issuer, which definition would include the company.  Forward-looking statements are based on current expectations and the current economic environment.  We caution readers that such forward-looking statements are not guarantees of future performance. Unknown risks and uncertainties as well as other uncontrollable or unknown factors could cause actual results to materially differ from the results, performance or expectations expressed or implied by such forward-looking statements.

Section 9 – Financial Statements and Exhibits

Item 9.01Financial Statements and Exhibits.

(d)Exhibits

Exhibit No.Description

99.1Press Release dated October 1, 2020

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Fearless Films, Inc.

Date: October 1, 2020	By:	S/ Victor Altomare
Victor Altomare
President